Exhibit 4.4

EXECUTION VERSION

SALEEN HOLDINGS, INC.

EMPLOYEE INVESTORS SHAREHOLDERS AGREEMENT

Dated as of August 26, 2011

TABLE OF CONTENTS

		Page

	Article I

	DEFINITIONS

Section 1.1.	Definitions	1

Section 1.2.	Definitions Cross References	5

Section 1.3.	General Interpretive Principles	5

	Article II

	REPRESENTATIONS AND WARRANTIES

Section 2.1.	Representations and Warranties of Each of the Employee Investors	6

	Article III

	TRANSFER RESTRICTIONS

Section 3.1.	General Restrictions on Transfers	7

Section 3.2.	Permitted Transfers	9

Section 3.3.	Pre-Initial Public Offering Transfers	9

Section 3.4.	Black-Out Periods	9

Section 3.5.	Drag-Along Rights	10

	Article IV

	CALL RIGHTS

Section 4.1.	Certain Definitions	13

Section 4.2.	Call	15

Section 4.3.	Settlement with Company Note	15

Section 4.4.	Call Option of the Silver Lake Investors	16

Section 4.5.	Further Assurances	16

Section 4.6.	Termination of Article V	17

	Article V

	ADDITIONAL AGREEMENTS OF THE PARTIES

Section 5.1.	Further Assurances	17

2

SALEEN HOLDINGS, INC.

EMPLOYEE INVESTORS SHAREHOLDERS AGREEMENT

This EMPLOYEE INVESTORS SHAREHOLDERS AGREEMENT (this “Agreement”) is made as of August 26, 2011, by and among Saleen Holdings, Inc., a Cayman Islands exempted company (together with its successors and assigns, the “Company”), Silver Lake Partners III Cayman (AIV III), L.P., a Cayman Islands exempted limited partnership (the “SLP Investor”), Silver Lake Technology Investors III Cayman, L.P., a Cayman Islands exempted limited partnership (the “SLP Co-Investor”), Silver Lake Sumeru Fund Cayman, L.P., a Cayman Islands exempted limited partnership (the “SLS Investor”), Silver Lake Technology Investors Sumeru Cayman, L.P., a Cayman Islands exempted limited partnership (the “SLS Co-Investor”), and the Employee Investors (as defined below) who becomes a party hereto.

WHEREAS, the Company, the SLP Investor, the SLP Co-Investor, the SLS Investor and the SLS Co-Investor desire to set forth certain rights and obligations of the Employee Investors with respect to the ownership of Securities (as defined below) by the Employee Investors.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that Controls, is Controlled by, or is under common Control with such Person. The term “Control” means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes of this Agreement, (i) the Company, its Subsidiaries and its other Controlled Affiliates shall not be considered Affiliates of any of the Silver Lake Investors or the Employee Investors or any of such party’s Affiliates (other than the Company, its Subsidiaries and its other Controlled Affiliates) and (ii) except with respect to Section 5.2(a), Section 5.2(b) and Section 7.13, none of the Silver Lake Investors shall be considered Affiliates of (A) any portfolio company in which any of the Silver Lake Investors or any of their investment fund Affiliates have made a debt or equity investment (and vice versa) or (B) any limited partners, non-managing members or other similar direct or indirect investors in any of the Silver Lake Investors or their affiliated investment funds.

“Agreement” means this Employee Investors Shareholders Agreement (including the exhibits attached hereto) as the same may be amended, supplemented, restated or modified from time to time.

“Applicable Employee” means (i) with respect to any Employee Investor that is or was an employee or consultant of the Company or any of its Subsidiaries, such employee or consultant, and (ii) with respect to any Employee Investor that is not and was not an employee or consultant of the Company or any of its Subsidiaries, the current or former employee or consultant of the Company or any of its Subsidiaries with respect to whom such Employee Investor is an Affiliate on the date of this Agreement or a Permitted Transferee from and after the date of this Agreement.

“beneficial ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act; provided, however that (i) no party hereto shall be deemed to beneficially own any Securities of the Company held by any other party hereto solely by virtue of the provisions of this Agreement (other than this definition) and (ii) with respect to any Securities held by a party hereto that are exercisable for, convertible into or exchangeable for Shares upon delivery of consideration to the Company or any of its Subsidiaries, such Shares shall not be deemed to be beneficially owned by such party unless, until and to the extent such Securities have been exercised, converted or exchanged and such consideration has been delivered by such party to the Company or such Subsidiary.

“Board” means the Board of Directors of the Company.

“Business Day” means a day, other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by law to close.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Employee Investor” means any Person other than the Company and the Silver Lake Investors that becomes a party to this Agreement pursuant to Article VI hereof, whether or not such Person is an employee or consultant of the Company or its Subsidiaries.

“Encumbrance” means any charge, claim, community or other marital property interest, right of first option, right of first refusal, mortgage, pledge, lien or other encumbrance (except as resulting from the express terms of this Agreement).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Initial Public Offering” means the consummation of an underwritten initial public offering that is registered under the Securities Act of Shares of the Company or the equity securities of the Registering Entity as contemplated by Section 5.5.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit A attached hereto.

“Management Agreement” means the Transaction and Management Fee Agreement, dated as of the date hereof, by and among the Company and Silver Lake Management Company III, L.L.C., a Delaware limited liability company, and Silver Lake Management Company Sumeru, L.L.C., a Delaware limited liability company.

“Management Investors Shareholders Agreement” means the Management Investors Shareholders Agreement, dated as of the date hereof, by and among the Company, the Silver Lake Investors party thereto and the other signatories thereto, as it may be amended from time to time.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 25, 2011, by and among SMART, the Company and Saleen Acquisition, Inc., a Cayman Islands exempted company.

“Options” mean any rights or options to subscribe for, purchase or otherwise acquire Shares granted pursuant to any employment or consulting agreement with the Company or its Subsidiaries or pursuant to any equity compensation plan or program of the Company.

“Permitted Transferee” means, with respect to a Employee Investor, (i) any Person who takes from such Employee Investor upon death by bequest, devise or descent, (ii) the spouse and lineal descendants (including children by adoption and step children) of the Applicable Employee for such Employee Investor, (iii) a trust or custodianship formed in connection with the bona fide estate planning activities of the relevant Applicable Employee (A) the current, non-contingent beneficiaries of which may include only the Applicable Employee for such Employee Investor, and the spouse and lineal descendants (including children by adoption and step children) of such Applicable Employee, and (B) with respect to which such Applicable Employee is the sole trustee or custodian (or is a co-trustee or co-custodian along with such Applicable Employee’s spouse), or (iv) any limited liability company or partnership (A) with respect to which at least eighty percent (80%) all of the outstanding equity interests are beneficially owned solely by the Applicable Employee for such Employee Investor, and/or the spouse and lineal descendants (including children by adoption and step children) of such Applicable Employee, (B) with respect to which such Applicable Employee, and/or any of the spouse and lineal descendants (including children by adoption and step children) of such Applicable Employee, are the sole managers or managing members (if a limited liability company) or directly or indirectly control the sole general partners (if a limited partnership) and otherwise have the sole power to direct or cause the direction of the management and policies, directly or indirectly, of such limited liability company or partnership, whether through the ownership of voting securities, by contract or otherwise and (C) which entity is not formed with the purpose or intent of circumventing the requirements of Section 3.3 or Section 3.4.

“Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity, or a government or any agency or political subdivision thereof.

“Restricted Stock Units” means an unfunded and unsecured promise to deliver Shares following the lapse of the vesting restrictions applicable thereto (including, without limitation, that an Applicable Employee remain in continued employment with, or engagement by, the Company or any of its Subsidiaries for a specified period of time).

“Rule 144” means Rule 144 (or any successor provision) under the Securities Act, as such provision is amended from time to time.

“SEC” means the U. S. Securities and Exchange Commission or any successor agency.

“Securities” means any equity securities of the Company, including any Shares and Options.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Shares” means the ordinary shares, par value $0.01 per share, of the Company.

“Silver Lake Investors” means, collectively, (i) the SLP Investor, the SLP Co-Investor and any of their respective Affiliates, designated transferees or successors that hold Securities, and (ii) the SLS Investor, the SLS Co-Investor and any of their respective Affiliates, designated transferees or successors that hold Securities.

“SMART” means Smart Modular Technologies (WWH), Inc., a Cayman Islands exempted company.

“Sponsor Shareholders Agreement” means the Sponsor Shareholders Agreement, dated as of the date hereof, by and among the Company, the Silver Lake Investors party thereto and the other signatories thereto, as it may be amended from time to time.

“Subsidiary” means, with respect to any Person, any entity of which (i) a majority of the total voting power of shares of stock or equivalent ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof is at the time owned or Controlled, directly or indirectly, by that Person or one (1) or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if no such governing body exists at such entity, a majority of the total voting power of shares of stock or equivalent ownership interests of the entity is at the time owned or Controlled, directly or indirectly, by that Person or one (1) or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing member or general partner of such limited liability company, partnership, association or other business entity.

“Transferable Shares” means (i) Shares, (ii) Shares issuable upon exercise, conversion or exchange of any convertible debt security or preferred security that is currently exercisable for, convertible into or exchangeable for, as of the relevant date of determination, Shares, (iii) solely with respect to Section 3.5 and Article IV, the number of Shares issuable upon exercise of Options that are vested and exercisable as of the relevant date of determination, and (iv) solely with respect to Section 3.5 and Article IV, Restricted Stock Units.

Section 1.2. Definitions Cross References. The following terms are defined in the corresponding Sections of this Agreement:

Term	Section
Agreement	Preamble
Call	Section 4.2(a)
Call Date	Section 4.1(a)
Call Group	Section 4.1(b)
Call Price	Section 4.1(c)
Call Shares	Section 4.1(d)
Call Termination Date	Section 4.1(e)
Cause	Section 4.1(f)
Cayman Court	Section 7.4(a)
Chosen Courts	Section 7.4(a)
Company	Preamble
Company Note	Section 4.3
Competitor	Section 3.1(b)
Control	Section 1.1
Cost	Section 4.1(g)
Delaware Courts	Section 7.4(a)
Drag Covered Transferable Shares	Section 3.5(c)
Drag-Along Escrow Agent	Section 3.5(c)
Drag-Along Notice	Section 3.5(a)
Drag-Along Sale	Section 3.5(a)
FMV per Share	Section 4.1(h)
Good Reason	Section 4.1(i)
Merger	Section 4.1(d)
Registering Entity	Section 5.5(b)
Rollover Shares	Section 4.1(j)
SLP Co-Investor	Preamble
SLP Investor	Preamble
SLS Co-Investor	Preamble
SLS Investor	Preamble
Storage Holdings	Section 5.5(b)

Section 1.3. General Interpretive Principles. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Articles or Sections refer to Articles or Sections of this Agreement. For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The terms “dollars” and “$” shall mean United States dollars. Except as otherwise set forth herein, Shares underlying unexercised Options that have been issued by the Company shall not be deemed “outstanding” for any purposes in this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1. Representations and Warranties of Each of the Employee Investors. Each of the Employee Investors hereby represents and warrants to each of the other parties, as of the date of such Employee Investor’s Joinder Agreement and on any subsequent date on which such Employee Investor may acquire Securities from the Company, as follows:

(a) Such Employee Investor, to the extent applicable, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to conduct its business as it is now being conducted and is proposed to be conducted.

(b) Such Employee Investor has the full power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action, corporate or otherwise, of such Employee Investor. This Agreement has been duly executed and delivered by such Employee Investor and constitutes its, his or her legal, valid and binding obligation, enforceable against it, him or her in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(c) The execution and delivery by such Employee Investor of this Agreement, the performance by such party of its, his or her obligations hereunder by such party does not and will not violate (A) in the case of parties who are not individuals, any provision of its by-laws, charter, articles of association, partnership agreement or other similar document, (B) any provision of any material agreement to which it, he or she is a party or by which it, he or she is bound or (C) any law, rule, regulation, judgment, order or decree to which it, he or she is subject.

(d) No consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Employee Investor in connection with the execution, delivery or enforceability of this Agreement or the consummation of any of the transactions contemplated herein.

(e) Such Employee Investor is not currently in violation of any law, rule, regulation, judgment, order or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such party’s ability to enter into this Agreement or to perform its, his or her obligations hereunder.

(f) There is no pending or threatened legal action, suit or proceeding that would materially and adversely affect the ability of such Employee Investor to enter into this Agreement or to perform its, his or her obligations hereunder.

ARTICLE III

TRANSFER RESTRICTIONS

Section 3.1. General Restrictions on Transfers.

(a) No Employee Investor may, directly or indirectly, sell, exchange, assign, pledge, hypothecate, gift or otherwise transfer, dispose of or encumber, in each case, whether in its own right or by its representative and whether voluntary or involuntary or by operation of law (any of the foregoing shall be deemed included in the term “transfer” as used in this Agreement) any Securities or any legal, economic or beneficial interest in any Securities unless (i) such transfer of Securities is made in compliance with the provisions of this Article III and any other agreement applicable to the transfer of such Securities (including the applicable option plan or award) and (ii) the transferee of any Transferable Shares (if other than (A) the Company, any of its Subsidiaries or another Employee Investor, (B) a transferee in a sale of Transferable Shares made under Rule 144, or (C) a transferee of any Transferrable Shares pursuant to an offer and sale registered under the Securities Act) agrees to become a party to this Agreement pursuant to Article VI hereof and executes a Joinder Agreement and such further documents as may be necessary, in the reasonable judgment of the Company, to make him, her or it a party hereto.

(b) Notwithstanding anything in this Article III to the contrary, without the prior written consent of the Silver Lake Investors, no Employee Investor may transfer any Securities to any Person (whether or not to a Permitted Transferee) that, in the reasonable judgment of the Silver Lake Investors, (i) is an actual or known potential competitor of the Company or any of its Subsidiaries, (ii) is known, after reasonable inquiry, to be adverse to the interests of the Company or any of its Subsidiaries as a result of a current or former litigation, arbitration, dispute or claim (each of clauses (i) and (ii), a “Competitor”) or (iii) is known to hold (directly or indirectly) more than a 5% ownership interest in any Competitor; provided, however, that this sentence shall not apply to (x) transfers of Transferable Shares pursuant to and in compliance with Section 3.5 or (y) a sale of Transferable Shares (including a block transfer) effected via registered public offering or under Rule 144 through a securities exchange or national quotation system or through a broker, dealer or other market maker, in a manner in which the identity of the purchaser, other than the broker, dealer or market maker through which such sale is being effected, has not been designated by the seller and is effected in a manner through which the identity of the purchaser cannot or would not customarily be available to such seller.

(c) Any purported transfer of Securities or any interest in any Securities by any Employee Investor that is not in compliance with this Agreement shall be null and void, and the Company shall refuse to recognize any such transfer for any purpose and shall not reflect in its register of members or otherwise any change in record ownership of Securities pursuant to any such transfer.

(d) Each Employee Investor acknowledges that the Shares have not been registered under the Securities Act and may not be transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act. Each Employee Investor agrees that it will not transfer any Shares at any time if such action would (i) constitute a violation of any securities laws of any applicable jurisdiction or a breach of the conditions to any exemption from registration of Shares under any such laws or a breach of any undertaking or agreement of such Employee Investor entered into pursuant to such laws or in connection with obtaining an exemption thereunder, (ii) cause the Company to become subject to the registration requirements of the U.S. Investment Company Act of 1940, as amended from time to time, or (iii) be a non-exempt “prohibited transaction” under ERISA or Section 4975 of the Code or cause all or any portion of the assets of the Company to constitute “plan assets” for purposes of fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code. Each Employee Investor agrees it shall not be entitled to any certificate for any or all of the Shares, unless the Board shall otherwise determine.

(e) No Employee Investor shall grant any proxy or enter into or agree to be bound by any voting trust or other obligation with respect to any Securities or enter into any agreements or arrangements of any kind with any Person with respect to any Securities inconsistent with the provisions of this Agreement (including, without limitation, Section 5.4) (whether or not such agreements and arrangements are with other Employee Investors or holders of Securities who are not parties to this Agreement), including agreements or arrangements with respect to the acquisition, disposition or voting (if applicable) of any Securities, nor shall any Employee Investor act, for any reason, as a member of a group or in concert with any other Persons in connection with the acquisition, disposition or voting (if applicable) of any Securities in any manner which is inconsistent with the provisions of this Agreement.

(f) Except as otherwise provided in Section 3.5(a), any Employee Investor that proposes to transfer Transferable Shares in accordance with the terms and conditions hereof shall be responsible for any fees and expenses incurred by the Company in connection with such transfer.

(g) Each Employee Investor acknowledges and agrees that the restrictions on transfer of Securities or any interest in Securities as set forth in this Article III may adversely affect the proceeds received by such Employee Investor in any sale, transfer or liquidation of any such Securities, and as a result of such restrictions on transfer, it may not be possible for such Employee Investor to liquidate all or any part of such Employee Investor’s interest in Securities at the time of such Employee Investor’s choosing, in exigent circumstances or otherwise. Each Employee Investor further acknowledges and agrees that each of the Company and the Silver Lake Investors shall have no liability to such Employee Investor arising from, relating to or in connection with the restrictions on transfer of Securities or any interest in Securities as set forth in this Article III, except to the extent the Company or such Silver Lake Investor fail to comply with its obligations to such Employee Investor pursuant to this Article III.

Section 3.2. Permitted Transfers. Each Employee Investor may transfer Transferable Shares held by him, her or it to a Permitted Transferee without complying with the provisions of this Article III other than Section 3.1; provided that (i) such Permitted Transferee shall have agreed with all parties hereto, in a written instrument reasonably satisfactory to the Company, that he, she or it will immediately convey record and beneficial ownership of all such Transferable Shares and all rights and obligations hereunder to such Employee Investor or another Permitted Transferee of such Employee Investor if he, she or it ceases to be a Permitted Transferee of such Employee Investor (except in the case of a divorce between the Applicable Employee for such Employee Investor and the spouse of such Applicable Employee) and (ii) as a condition to such transfer, such Permitted Transferee shall become a party to this Agreement as provided in Section 3.1(a).

Section 3.3. Pre-Initial Public Offering Transfers. Without limiting Section 3.1, during the period beginning on the date hereof and ending concurrently with the expiration of such period, if any, following an Initial Public Offering during which the Silver Lake Investors shall have agreed with the underwriters of such Initial Public Offering to be subject to lock up restrictions in respect of the Transferable Shares held by the Silver Lake Investors (it being understood that if the Silver Lake Investors do not agree to become subject to any such lock up restrictions, the end of the Pre-IPO Transfer Restriction Period shall occur upon the completion of such Initial Public Offering) (such period, the “Pre-IPO Transfer Restriction Period”), each of the Employee Investors shall not transfer any Securities to any Person, except transfers of Transferable Securities (x) pursuant to and in compliance with Section 3.5 or Article IV, as applicable (y) to Permitted Transferees pursuant to Section 3.2 or (z) upon receipt of the prior written consent of the Silver Lake Investors.

Section 3.4. Black-Out Periods. Notwithstanding anything herein to the contrary, each Employee Investor hereby agrees that during the period beginning seven (7) days before and ending (i) one hundred eighty (180) days (subject to any customary “booster shot” extensions) in the event of an Initial Public Offering or (ii) ninety (90) days (subject to any customary “booster shot” extensions) in the event of any other underwritten offering other than an Initial Public Offering after the date of the underwriting agreement entered into in connection with such underwritten offering, such Employee Investor or its Permitted Transferees shall not, to the extent requested by the Company or the selling Silver Lake Investors (depending on which Person is selling Securities) and/or any underwriter, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Securities (including Securities that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and Securities that may be issued upon exercise of any Options or warrants) or securities convertible into or exercisable or exchangeable for Securities, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Securities or securities convertible into or exercisable or exchangeable for Securities or (4) publicly disclose the intention to do any of the foregoing; provided that if any Silver Lake Investor agrees to such restrictions for any shorter period than prescribed above, then each Employee Investor shall only be obligated as provided in this Section 3.4 for such shorter period. If requested by the managing underwriter or underwriters of any such underwritten offering, each Employee Investor shall execute a customary agreement on the same terms and conditions as the Silver Lake Investor reflecting its agreement set forth in this Section 3.4.

Section 3.5. Drag-Along Rights.

(a) Either or both of the Silver Lake Investors may give notice (a “Drag-Along Notice”) to the Employee Investors that (i) the Silver Lake Investor(s) intend to, or to cause the Company to, enter into (or have agreed to vote the Transferable Shares they beneficially own, or to execute a written consent in lieu thereof, in favor of) a transaction or transactions involving the transfer, in a single transaction or a series of related transactions, of not less than fifty percent (50%) of the outstanding Transferable Shares (which Transferable Shares to be transferred may include Transferable Shares held by the Employee Investors and/or other holders of Transferable Shares required to be transferred pursuant to this Section 3.5 or analogous obligations) to one (1) or more Persons or (ii) the Silver Lake Investor(s) intend to cause the Company to (A) sell all or substantially all of its assets to another Person or Persons or (B) merge, amalgamate or consolidate with another Person or Persons where, immediately after such merger, amalgamation or consolidation, the Persons beneficially owning Shares immediately prior to such merger, amalgamation or consolidation do not beneficially own at least fifty (50%) of the outstanding capital stock of the Person surviving such merger, amalgamation or consolidation (in each case, a “Drag-Along Sale”) and that the Silver Lake Investors desire to cause the Employee Investors to participate in such Drag-Along Sale in the manner set forth in this Section 3.5. For the avoidance of doubt, “Drag-Along Sale” shall not include any proposed transaction contemplated by Section 5.5(a) or Section 5.5(b), or any merger, amalgamation or consolidation for the sole purpose of changing the jurisdiction of formation of the Company. The Drag-Along Notice shall also specify (i) the consideration, if any, to be received by the Silver Lake Investors and the Employee Investors and any other material terms and conditions of the proposed Drag-Along Sale (which (x) price shall be the same for the Silver Lake Investors and the Employee Investors and (y) other material terms and conditions shall be the same in all material respects for the Silver Lake Investors and the Employee Investors) and (ii) the identity of the other Person or Persons party to the Drag-Along Sale. Upon delivery of the Drag-Along Notice, each Employee Investor shall be obligated to take the action or actions required of such Employee Investor in order to complete or facilitate such proposed Drag-Along Sale (including the sale of Transferable Shares held by such Employee Investor, the voting of all such Transferable Shares in favor of any merger, amalgamation, consolidation or sale of assets and the waiver of any applicable appraisal, dissenters’ or similar rights); provided, however, that, in the case of a sale of Shares, with respect to any Shares for which a Employee Investor holds exercisable and vested but unexercised Options, the price per Share shall be reduced by the exercise price of such Options or, if required pursuant to the terms of such Options or such Drag-Along Sale, such Employee Investor shall exercise the relevant Option and transfer the relevant Shares (rather than the Option) (in each case, net of any amounts required to be withheld by the Company in connection with such exercise); provided, further, that notwithstanding anything to the contrary set forth herein, in any event the Company shall be permitted to cause all outstanding Options to be treated in such Drag-Along Sale in any manner as permitted by their terms, including any applicable equity plans of the Company; and provided, further, that with respect to any Transferable Shares that constitute Restricted Stock Units, to the extent that (x) any such Restricted Stock Units would not, by the express terms of the grant thereof, automatically vest and be settled in Shares immediately prior to the consummation of such Drag-Along Sale and (y) the counterparty to such Drag-Along Sale does not agree to convert such Restricted Stock Units into comparable restricted stock units on securities of such Person, the Company may segregate the aggregate amount of Drag-Along Sale consideration attributable to such Restricted Stock Units, and the Company (or its successor) shall deposit the applicable amounts of such Drag-Along Sale consideration into escrow (or, if such deposit into escrow would result in a taxable event for a Employee Investor prior to the satisfaction of the vesting criteria applicable to the Restricted Stock Units, receive such consideration as a general asset of the Company (or its successor) and maintain a book entry account in the name of each holder of such Restricted Stock Units on the books of the Company for the amount of such consideration due to each such holder) for release (or payment, as applicable) to the holders of such Restricted Stock Units upon the satisfaction of the vesting criteria applicable thereto following such Drag-Along Sale (or, upon the failure of such vesting criteria to be satisfied, such consideration shall be released (or paid, as applicable) to (i) the Silver Lake Investors and the other Employee Investors transferring Transferable Shares in connection with such Drag-Along Sale and (ii) each other Person who is otherwise transferring, or has exercised a contractual or other right to transfer, Transferable Shares in connection with such Drag-Along Sale, in each case on a pro rata basis to each such Person in accordance with the amount of consideration otherwise received by each such Person in such Drag-Along Sale); and provided, further, that notwithstanding anything to the contrary set forth herein, in any event the Company shall be permitted to cause all outstanding Restricted Stock Units to be treated in such Drag-Along Sale in any manner as permitted by their terms, including any applicable equity plans of the Company. For the further avoidance of doubt, notwithstanding anything to the contrary, each Employee Investor acknowledges and agrees that it shall not be entitled to any non-economic rights or benefits granted to the Silver Lake Investors or the Company in such Drag-Along Sale except for those non-economic rights or benefits that are customary to be received by sellers of the relative portion of equity included in such Drag-Along Sale by such Employee Investor under circumstances similar to such Drag-Along Sale. If the Silver Lake Investors are transferring less than all of the Transferable Shares held by the Silver Lake Investors, then each Employee Investor will transfer a number of Transferable Shares equal to the product of the following: (x) the number of Transferable Shares beneficially owned by such Employee Investor multiplied by (y) a fraction, the numerator of which is the aggregate number of Transferable Shares being transferred by the Silver Lake Investors and the denominator of which equals the aggregate number of Transferable Shares beneficially owned by the Silver Lake Investors. All costs and expenses incurred by the Silver Lake Investors and the Company in connection with such Drag-Along Sale shall either be (i) borne in full by the Company or (ii) allocated and borne by the Employee Investors, the Silver Lake Investors and each other Person who is otherwise transferring, or has exercised a contractual or other right to transfer, Transferable Shares in connection with such Drag-Along Sale, in each case on a pro rata basis to each such Person in accordance with the amount of consideration received by each such Person in such Drag-Along Sale. All other costs and expenses incurred by any Employee Investor in connection with such transaction shall be borne in full by such Employee Investor.

(a) In connection with any Drag-Along Sale pursuant to this Section 3.5, (i) such Drag-Along Sale shall be on the terms and conditions the Silver Lake Investor(s) determine and (ii) each Employee Investor shall agree to make the same representations, warranties, covenants, indemnities and agreements as made by the Silver Lake Investor(s) in connection with such Drag-Along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Silver Lake Investor(s), each Employee Investor shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that (A) all representations, warranties, covenants, indemnities and agreements shall be made by the Silver Lake Investor(s) and each Employee Investor severally and not jointly and (B) any indemnification obligation in respect of breaches of representations and warranties that relate to the Company, its Subsidiaries or their respective businesses (1) shall be apportioned among the Employee Investors, the Silver Lake Investors and each other Person who is otherwise transferring, or has exercised a contractual or other right to transfer, Transferable Shares in connection with such Drag-Along Sale, in each case on a pro rata basis to each such Person in accordance with the amount of consideration received by each such Person in such Drag-Along Sale, and (2) shall be in an amount not to exceed the aggregate proceeds received by such Employee Investor in connection with any such Drag-Along Sale consummated pursuant to this Section 3.5.

(b) Notwithstanding the foregoing, each Employee Investor shall take or cause to be taken all such reasonable actions as the Silver Lake Investor(s) deem to be necessary or desirable in order to consummate expeditiously such Drag-Along Sale pursuant to this Section 3.5, including (i) executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments, (ii) filing applications, reports, returns, filings and other documents or instruments with governmental authorities and (iii) otherwise cooperating with the Silver Lake Investor(s) and the other Person or Persons party to the Drag-Along Sale. Notwithstanding the delivery of any Drag-Along Notice, all determinations as to whether to complete any Drag-Along Sale and as to the timing, manner, price and other terms and conditions of any such Drag-Along Sale shall be at the sole discretion of the applicable Silver Lake Investor(s) and the Silver Lake Investors and their Affiliates shall have no liability to any Employee Investor arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Drag-Along Sale except to the extent such selling Silver Lake Investor failed to comply with the provisions of this Section 3.5.

(c) If any Employee Investor fails to transfer such Employee Investor’s Transferable Shares required to be transferred or sold in such Drag-Along Sale pursuant to Section 3.5(a) (such Transferable Shares, “Drag Covered Transferable Shares”), the Silver Lake Investors may, at their option, in addition to all other remedies they may have, deposit the purchase price (including any promissory note constituting all or any portion thereof) for such Drag Covered Transferable Shares with any national bank or trust company having combined capital, surplus and undivided profits in excess of $500 million (the “Drag-Along Escrow Agent”), and thereupon all of such Employee Investor’s rights in and to such Drag Covered Transferable Shares shall terminate. Thereafter, upon delivery to the Company by such Employee Investor of appropriate documentation evidencing the transfer of such Drag Covered Transferable Shares to the purchaser in such Drag-Along Sale, the Silver Lake Investors shall instruct the Drag-Along Escrow Agent to deliver the purchase price (without any interest from the date of the closing of such Drag-Along Sale to the date of such delivery, as any such interest to accrue to the Company) to such Employee Investor.

(d) In the event the consideration to be paid in exchange for Transferable Shares in a Drag-Along Sale includes any securities, and the receipt thereof by a Employee Investor would require (i) the registration or qualification of such securities or of any Person as a broker or dealer or agent under applicable with respect to such securities, in each case under applicable law, where such registration or qualification is not otherwise required for the Drag-Along Sale by the applicable Silver Lake Investor(s) or (ii) the provision to any Employee Investor of any specified information regarding such securities or the issuer thereof in order to obtain any exemption under securities laws or as otherwise required by applicable laws or the rules of any stock exchange where such information is not required to be provided to the applicable Silver Lake Investor(s), then the applicable Silver Lake Investor may elect to deliver to such Management Seller an amount of cash equal to the fair market value (as determined by the applicable Silver Lake Investor(s)) of the non-cash consideration that would otherwise be paid to such Employee Investor in such Drag-Along Sale.

(e) This Section 3.5 shall terminate upon an Initial Public Offering.

ARTICLE IV

CALL RIGHTS

Section 4.1. Certain Definitions. As used in this Article IV:

(a) “Call Date” means the date on which the Company delivers a notice to a Employee Investor of the Company’s exercise of a Call with respect to all or a portion of the Call Shares of the Call Group for such Employee Investor.

(b) “Call Group” means, for any Employee Investor, such Employee Investor and his, her or its current or former Permitted Transferees who then hold Call Shares.

(c) “Call Price” means for any Call Shares, (A) if the employment or service of the Applicable Employee for such Employee Investor with the Company and all of its Subsidiaries is terminated for Cause, a price equal to the lower of (x) the FMV per Share as of the Call Date and (y) the Cost of such Call Shares and (B) in the event clause (A) does not apply, a price equal to the FMV per Share as of the Call Date.

(d) “Call Shares” means any Shares that (i) were or will be acquired upon exercise of any vested Options that were assumed by the Company pursuant to the Merger Agreement and that were unvested as of immediately following the consummation of the transactions contemplated by the Merger Agreement (the “Merger”), or (ii) any other Transferable Shares, including, without limitation, any such shares acquired upon the exercise of vested Options that were granted to an Applicable Employee following the consummation of the Merger.

(e) “Call Termination Date” means the close of business on the thirtieth (30th) calendar day, or if such day is not a Business Day, the next Business Day after such thirtieth (30th) calendar day, after the date of termination of the employment or service of the Applicable Employee for such Employee Investor with the Company and all of its Subsidiaries (or, with respect to Call Shares acquired upon the exercise of an Option or similar purchase right, or in settlement of a Restricted Stock Unit, in either case following such date of termination, the close of business on the thirtieth (30th) calendar day, or if such day is not a Business Day, the next Business Day after such thirtieth (30th) calendar day, after the date of such exercise or settlement, as applicable); provided, however, that if any Call Share (including any Call Share that is issued upon the exercise of an Option or in settlement of a Restricted Stock Unit) has been collectively held by the Call Group for such Employee Investor for six (6) months or less at any time the Company is entitled to Call such Call Share but for this proviso, the “Call Termination Date” shall mean the close of business on the thirtieth (30th) calendar day after such Call Share has first been collectively held by the Call Group for greater than six (6) months.

(f) “Cause” shall have the meaning given to such term in the employment, severance and change of control, consulting or other similar agreement between the Company or any of its Affiliates and the Applicable Employee for such Employee Investor, or if no such agreement exists or if “Cause” is not defined therein or in an applicable award agreement, then Cause shall mean any of the following: (i) such Applicable Employee’s willful and continued failure substantially to perform his or her duties (other than as a result of total or partial incapacity due to physical or mental illness); (ii) such Applicable Employee’s gross negligence or willful malfeasance in the performance of his or her duties; (iii) such Applicable Employee’s commission of an act constituting fraud, embezzlement, or any other act constituting a felony or other similar offense under applicable law; (iv) such Applicable Employee being repeatedly under the influence of alcohol or illegal drugs while performing his or her duties; or (v) any other act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its Affiliates as determined in the reasonable discretion of the Company, including such Applicable Employee’s breach of the provisions of any non-solicitation, non-competition, trade secret or confidentiality covenant in favor of the Company or its Affiliates binding upon such Applicable Employee. The existence or non-existence of Cause with respect to any such Applicable Employee will be determined in good faith by the Board. For purposes of this Article IV, “Cause” shall also include a resignation by such Applicable Employee without Good Reason at a time at which the Company or any Subsidiary could have terminated the Applicable Employee for Cause.

(g) “Cost” means (i) with respect to any Call Share that is not a Rollover Share and is acquired upon exercise of any Option or similar purchase right, the exercise price with respect to such Option or purchase right, (ii) with respect to any other Call Share that is not a Rollover Share, the purchase price paid for such Call Share by the original holder thereof, and (iii) with respect to any Call Share that is a Rollover Share, the Merger Consideration (as defined in the Merger Agreement).

(h) “FMV per Share” means, as of any date of determination, the price per Share or other Security determined as follows:

(i) The FMV per Share shall be the fair market value of such Share or other Security determined in good faith by the Board (which, for the avoidance of doubt, will include the Board’s review and due consideration of (x) the most recent independent third party valuations of the Company or the Company’s equity and (y) any other valuations with respect to the Company or the Company’s equity) and otherwise in accordance with applicable law.

(ii) Notwithstanding the foregoing, the value of a Share or other Security shall at all times be determined in a manner intended to be consistent with Section 409A of the Internal Revenue Code of 1986 (and the regulations and guidance promulgated thereunder), as may be amended from time to time.

(i) “Good Reason” shall have the meaning given to such term in the employment, severance and change of control, consulting or other similar agreement between the Company or any of its Subsidiaries and the Applicable Employee for such Employee Investor, or if no such agreement exists or if “Good Reason” is not defined therein, then Good Reason shall be inapplicable with respect to such Applicable Employee.

(j) “Rollover Shares” means any Shares described in clause (i) of the definition of Call Shares.

Section 4.2. Call.

(a) Except as otherwise agreed in writing between the Company and any Employee Investor, the Company (and, to the extent provided in Section 4.4, the Silver Lake Investors) shall have the right, but not the obligation, by one (1) or more written notices delivered to a Employee Investor on or prior to the Call Termination Date, to purchase, from time to time, all or any portion of the Call Shares owned by the Call Group for such Employee Investor if the employment or service of the Applicable Employee of such Employee Investor with the Company and all of its Subsidiaries shall terminate or end for any reason whatsoever at any time (including, as provided herein, following the exercise of any Options or similar purchase right subsequent to such termination of employment or service) at the applicable Call Price upon the terms and subject to the conditions set forth in this Article IV (a “Call”); provided, however, that in no event shall the Company (and/or, to the extent provided in Section 4.4, the Silver Lake Investors) be entitled to deliver any such notice with respect to any Call Share (including any Call Share that is issued upon the exercise of an Option) unless and until such Call Share has been issued, vested (if applicable) and outstanding for at least six (6) months, after which the Company (and/or, to the extent provided in Section 4.4, the Silver Lake Investors) shall be entitled to deliver any such notice on or prior to the Call Termination Date and effectuate a Call of such Call Shares.

(b) Upon the exercise of a Call with respect to any Call Shares pursuant to this Section 4.2, (i) the Company shall, as soon as reasonably practical after the Call Date, purchase such Call Shares from the Call Group of such Employee Investor, as applicable, for the Call Price, in each case (x) payable in cash and (y) minus any applicable tax withholdings, and (ii) each member of the Call Group of such Employee Investor shall, simultaneously therewith, transfer such Call Shares to the Company free and clear of all Encumbrances by delivering to the Company such instruments of transfer as shall reasonably be requested by the Company.

Section 4.3. Settlement with Company Note. If, at the time the Company exercises its Call right with respect to the Call Shares of the Call Group of any Employee Investor, the Company is not permitted to pay the Call Price in cash, or any of the Company’s Subsidiaries are prevented from distributing to the Company sufficient funds to pay the Call Price in cash, pursuant to the then applicable terms and conditions of the agreements governing indebtedness for money borrowed of the Company or any of its Subsidiaries, then Company shall have the option to settle its obligations to purchase the Call Shares of the Call Group of such Employee Investor pursuant to Section 4.2 by delivery to each member of the Call Group of such Employee Investor at the closing of the purchase of such Call Shares a promissory note of the Company in a face amount equal to the Call Price (but only the portion of the Call Price which the Company is not so permitted to pay or any of the Company’s Subsidiaries are prevented from distributing to the Company sufficient funds to pay) of such Call Shares (a “Company Note”). Each Company Note shall bear interest at a rate per annum equal to (x) the rate of interest per annum from time to time published in the money rates section of the Wall Street Journal or any successor publication thereto as the “prime rate” then in effect plus (y) 150 basis points. Each Company Note shall (i) be subordinated to the prior payment in full of all of the Company’s indebtedness for money borrowed, (ii) mature no later than the five (5) year anniversary of the Call Date and (iii) provide for mandatory prepayment without premium or penalty within ninety (90) days after, but only to the extent that, the terms and conditions of the agreements governing indebtedness for money borrowed of the Company or any of its Subsidiaries subsequently would permit the Company to so prepay and permit the Company’s Subsidiaries to distribute to the Company sufficient funds to so prepay; provided, that if there is more than one (1) Company Note outstanding at any time that the terms and conditions of the agreements governing indebtedness for money borrowed of the Company or any of its Subsidiaries would then permit the Company to prepay, and permit the Company’s Subsidiaries to distribute to the Company sufficient funds to prepay, less than all of the then-outstanding Company Notes to occur, the Company shall, subject to the terms and conditions of the agreements governing indebtedness for money borrowed of the Company or any of its Subsidiaries, prepay such Company Notes beginning with the longest outstanding Company Notes and proceed to prepay Company Notes issued in chronological order to the extent the Company is permitted to prepay, and the Company’s Subsidiaries are permitted to distribute to the Company sufficient funds to prepay, such Company Notes pursuant to the terms and conditions of the agreements governing indebtedness for money borrowed of the Company or any of its Subsidiaries.

Section 4.4. Call Option of the Silver Lake Investors. If, at any time prior to the Call Termination Date, the Company shall determine not to exercise its Call right pursuant to this Article IV with respect to all or any portion of the Call Shares of a Call Group for any Employee Investor, then the Company shall promptly notify the Silver Lake Investors of such determination. In such event, the Silver Lake Investors shall have the right to exercise the Call right pursuant to the terms and conditions of this Article IV (other than Section 4.3) in the same manner as the Company with respect to any Call Shares not so purchased by the Company, which right may be exercised at any time prior to the later of (A) the Call Termination Date and (B) fifteen (15) days after receipt of notice from the Company that it has determined not to exercise the Call, but in no event later than fifteen (15) days after the Call Termination Date.

Section 4.5. Further Assurances. Upon receipt of a notice of exercise of any Call from the Company (or, to the extent provided in Section 4.4, the Silver Lake Investors), each member of the Call Group for any Employee Investor, as applicable, shall be obligated to take all action or actions reasonably requested of such Call Group member that are necessary or appropriate to complete or facilitate such Call pursuant to this Article IV.

Section 4.6. Termination of Article V. The right of the Company (or, to the extent provided in Section 4.4, the Silver Lake Investors) to effect a Call as set forth in this Article IV shall terminate upon an Initial Public Offering, unless a notice of exercise of any such Call has been given prior to the Initial Public Offering.

ARTICLE V

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 5.1. Further Assurances. From time to time, at the reasonable request of the Company and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or appropriate to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 5.2. Other Businesses; Waiver of Certain Duties.

(a) The parties expressly acknowledge and agree that to the fullest extent permitted by applicable law: (i) each of the Silver Lake Investors (including (A) its respective Affiliates, (B) any portfolio company in which it or any of its investment fund Affiliates have made a debt or equity investment (and vice versa) or (C) any of its limited partners, non-managing members or other similar direct or indirect investors) and the directors of the Company appointed by each of the Silver Lake Investors has the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Company or any of its Subsidiaries or deemed to be competing with the Company or any of its Subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, with no obligation to offer to the Company or any of its Subsidiaries, any Employee Investor or any other shareholder of the Company or any of its Subsidiaries the right to participate therein; (ii) each of the Silver Lake Investors (including (A) its respective Affiliates, (B) any portfolio company in which it or any of its investment fund Affiliates have made a debt or equity investment (and vice versa) or (C) any of its limited partners, non-managing members or other similar direct or indirect investors) and the directors of the Company appointed by each of the Silver Lake Investors may invest in, or provide services to, any Person that directly or indirectly competes with the Company or any of its Subsidiaries; and (iii) in the event that any of the Silver Lake Investors (including (A) its respective Affiliates, (B) any portfolio company in which it or any of its investment fund Affiliates have made a debt or equity investment (and vice versa) or (C) any of its limited partners, non-managing members or other similar direct or indirect investors) or any director of the Company appointed by any of the Silver Lake Investors acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for the Company or any of its Subsidiaries, such Person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries, any Employee Investor or any other shareholder of the Company or any of its Subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any of its Subsidiaries, any Employee Investor or any other shareholder of the Company or any of its Subsidiaries (or their respective Affiliates)

for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to the Company or any of its Subsidiaries, any Employee Investor or any other shareholder of the Company or any of its Subsidiaries (or their respective Affiliates). For the avoidance of doubt, the parties acknowledge that this paragraph is intended to disclaim and renounce, to the fullest extent permitted by applicable law, any right of the Company or any of its Subsidiaries with respect to the matters set forth herein, and this paragraph shall be construed to effect such disclaimer and renunciation to the full extent permitted by law.

(b) Each Employee Investor also acknowledges and agrees that the Silver Lake Investors or their Affiliates will receive certain on-going fees relating to their management of the Company and its Subsidiaries and certain fees upon consummation of the acquisition of Smart Modular Technologies (WWH), Inc., a Cayman Islands exempted company, and certain exit transactions and expense reimbursement and other rights under the Management Agreement.

(c) Each Employee Investor (for itself and on behalf of the Company) hereby, to the fullest extent permitted by applicable law:

(i) confirms that neither of the Silver Lake Investors nor any of their respective Affiliates have any duty to the Company or any of its Subsidiaries or to any Employee Investor or any other shareholder of the Company other than the specific covenants and agreements set forth in this Agreement;

(ii) acknowledges and agrees that (A) in the event of any conflict of interest between the Company or any of its Subsidiaries, on the one hand, and a Silver Lake Investor or any of its Affiliates, on the other hand, the Silver Lake Investor (or any director of the Company appointed by the Silver Lake Investors acting in his or her capacity as a director) may act in its best interest and (B) none of the Silver Lake Investors or any of their Affiliates or any director of the Company appointed by the Silver Lake Investors acting in his or her capacity as a director shall be obligated (1) to reveal to the Company or any of its Subsidiaries confidential information belonging to or relating to the business of such Person or any of its Affiliates or (2) to recommend or take any action in its capacity as a shareholder or director, as the case may be, that prefers the interest of the Company or its Subsidiaries over the interest of such Person; and

(iii) waives any claim or cause of action against the Silver Lake Investors, any director of the Company appointed by the Silver Lake Investors and any officer, employee, agent or Affiliate of any such Person that may from time to time arise in respect of a breach by any such person of any duty or obligation disclaimed under Section 5.2(c)(i) or Section 5.2(c)(ii).

(d) Each of the parties hereto agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 5.2 shall not apply to any alleged claim or cause of action against either of the Silver Lake Investors based upon the breach or nonperformance by such Silver Lake Investor of this Agreement or any other agreement to which such Person is a party.

(e) The provisions of this Section 5.2, to the extent that they restrict the duties and liabilities of the Silver Lake Investors or any director of the Company appointed by the Silver Lake Investors otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of the Silver Lake Investors or any such director of the Company appointed by the Silver Lake Investors to the fullest extent permitted by applicable law.

Section 5.3. Confidentiality. The terms of this Agreement and any information relating to any exercise of rights hereunder shall be confidential and no Employee Investor shall disclose to any Person not a party to this Agreement any of the terms of this Agreement, except (a) to such Employee Investor’s advisors, agents, accountants and attorneys, in each case so long as such Persons agree to keep such information confidential and (b) to a Permitted Transferee or other transferee pursuant to a transfer by such Employee Investor in accordance with Article III. Notwithstanding the foregoing, no Employee Investor shall disclose or use in any manner whatsoever, in whole or in part, any information concerning the Company, any of its direct or indirect Subsidiaries or Affiliates or any of its or their respective employees, directors or consultants received on a confidential basis from the Company or any other Person under or pursuant to this Agreement or any other agreement with the Company or any of its Subsidiaries or Affiliates including financial terms and financial and organizational information contained in any documents, statements, certificates, materials or information furnished, or to be furnished, by or on behalf of the Company or any other Person in connection with the purchase or ownership of any Securities; provided, however, that (i) the foregoing shall not be construed, now or in the future, to apply to any information reflected in any recorded document, information which is independently developed by such Employee Investor, information obtained from sources other than the Company, any of its direct or indirect Subsidiaries or Affiliates or any of its or their employees, directors, consultants, agents or representatives (including attorneys, accountants, financial advisors, engineers and insurance brokers) or information that is or becomes in the public domain through no fault of such Employee Investor or any of his, her or its Permitted Transferees, nor shall it be construed to prevent such Employee Investor from making any disclosure of any information (A) if required to do so by any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any court or other governmental authority, in each case applicable to or binding upon such Employee Investor or (B) pursuant to subpoena; and (ii) an Applicable Employee may, if and for so long as he or she is an employee or consultant of Company and/or its Subsidiaries, use such information solely in such capacity as an employee or consultant on behalf of the Company and its Subsidiaries in connection with the conduct of their businesses.

Section 5.4. GRANT OF IRREVOCABLE PROXY. EACH EMPLOYEE INVESTOR HEREBY GRANTS TO EACH OF THE SILVER LAKE INVESTORS SUCH EMPLOYEE INVESTOR’S PROXY, AND APPOINTS EACH OF THE SILVER LAKE INVESTORS, OR ANY DESIGNEE OR NOMINEE OF THE SILVER LAKE INVESTORS, AS SUCH EMPLOYEE INVESTOR’S ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION AND RESUBSTITITION), FOR AND IN HIS, HER OR ITS NAME, PLACE AND STEAD, TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO ANY SECURITIES OF THE COMPANY NOW OR HEREAFTER HELD BY SUCH EMPLOYEE INVESTOR (OR ANY PERMITTED TRANSFEREE THEREOF) AND TO EXECUTE AND DELIVER IN HIS, HER OR ITS NAME ANY CONSENT, CERTIFICATE OR OTHER

DOCUMENT RELATING TO THE COMPANY IN CONNECTION WITH ANY AND ALL MATTERS, INCLUDING MATTERS SET FORTH HEREIN AS TO WHICH ANY VOTE OR ACTIONS MAY BE REQUESTED OR REQUIRED (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY DRAG-ALONG SALE PURSUANT TO SECTION 3.5), WITH EACH SILVER LAKE INVESTOR HAVING THE ABILITY TO ACT IN SUCH CAPACITY WITHOUT THE OTHER SILVER LAKE INVESTOR. THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE, AND EACH EMPLOYEE INVESTOR WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE REASONABLY NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND, EXCEPT WITH RESPECT TO ANY OTHER PROXY GIVEN BY SUCH EMPLOYEE INVESTOR TO THE COMPANY OR THE SILVER LAKE INVESTORS, HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH EMPLOYEE INVESTOR WITH RESPECT TO SUCH EMPLOYEE INVESTOR’S SECURITIES OF THE COMPANY. IN THE EVENT THAT ANY OR ALL PROVISION OF THIS SECTION 5.4 ARE DETERMINED TO BE UNENFORCEABLE, EACH EMPLOYEE INVESTOR WILL ENTER INTO A PROXY THAT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PRESERVES THE INTENT AND PROVIDES THE SILVER LAKE INVESTORS SUBSTANTIALLY THE SAME BENEFITS OF THIS SECTION 5.4. THE PROXY GRANTED IN THIS SECTION 5.4 SHALL TERMINATE AND BE OF NO FURTHER FORCE AND EFFECT UPON THE CONSUMMATION OF AN INITIAL PUBLIC OFFERING.

Section 5.5. Distributions in Connection with Merger or Initial Public Offering; Cooperation with Initial Public Offering Reorganization and SEC Filings.

(a) In the event of any merger, amalgamation, statutory share exchange or other business combination or reorganization of the Company, on the one hand, with any of its Subsidiaries, on the other hand, the Silver Lake Investors and each of the Employee Investors shall, to the extent necessary, as determined by the Silver Lake Investors, execute a Employee Investors shareholders agreement with terms that are substantially equivalent (to the extent practicable) to, mutatis mutandis, the terms of this Agreement.

(b) In the event that the Company proposes to undertake an Initial Public Offering (in accordance with the Sponsor Shareholders Agreement or otherwise), the Company may (or the Silver Lake Investors may cause to the Company to) make changes (i) to the organizational documents of the Company or this Agreement to provide for a conversion of the Company to any other capital structure as the Company or the Silver Lake Investors may determine and/or (ii) to the structure of the Company (including the conversion of the Company into a successor corporation or other entity and/or forming a new entity that will issue shares to the public and acquire, directly or indirectly, Securities in the Company in order to give effect to such Initial Public Offering, and in each case for the express purpose of an offering of the securities of such Registering Entity for sale to the public in a registered public offering pursuant to the Securities Act. For purposes of this Agreement, the term “Registering Entity” means the Company or if the entity registering Shares in connection with the Initial Public Offering is (i) any other Subsidiary of the Company or (ii) the resulting entity from (A) such conversion of the Company to any other capital structure, (B) such conversion of the Company into a successor corporation or other entity and/or (C) the formation of such a new entity that will issue Shares to the public and acquire, directly or indirectly, Securities in the Company in order to give effect to such Initial Public Offering, such other Subsidiary or resulting entity. For the avoidance of doubt, in no case shall SMART Storage Systems (Global Holdings), Inc., a Cayman Islands exempted company and indirect subsidiary of the Company (“Storage Holdings”), be deemed the “Registering Entity” for purposes of this Agreement, and no offering of securities by Storage Holdings in an initial public offering or other registered offering shall be deemed the Initial Public Offering or otherwise subject to the terms of this Agreement. Notwithstanding the foregoing, immediately prior to the consummation of an Initial Public Offering, if (i) the Registering Entity is not the Company and (ii) a transaction contemplated by Section 5.5(a) has not occurred, then the Company shall take such actions as may reasonably be necessary to exchange all Shares for shares of such Registering Entity; provided, that the Registering Entity, the Silver Lake Investors and each of the Employee Investors shall, to the extent appropriate, as determined by the Silver Lake Investors, execute an employee investors shareholders agreement with terms that are substantially equivalent (to the extent practicable) to, mutatis mutandis, the terms of this Agreement (except with respect to any terms herein that do not apply after the consummation of an Initial Public Offering). Upon such exchange, the shareholders of the Company shall be entitled to receive shares of the Registering Entity pro rata in accordance with the equity interests in the Company held by each shareholder immediately prior to such exchange.

(c) In connection with any proposed transaction contemplated by Section 5.5(a) or Section 5.5(b), each Employee Investor shall take such actions as may be reasonably required and otherwise cooperate in good faith with the Company and the Silver Lake Investors, including taking all actions reasonably requested by the Company or the Silver Lake Investors and executing and delivering all agreements, instruments and documents as may be reasonably required in order to consummate any such proposed transaction contemplated by Section 5.5(a) or Section 5.5(b).

(d) Each of the Employee Investors agrees, to the extent practicable and as requested by the Silver Lake Investors, to use reasonable efforts following the consummation of an Initial Public Offering to take or avoid taking (as applicable) actions that would potentially cause liability to the Company, the Silver Lake Investors or any Employee Investor under Section 13 or Section 16 of the Exchange Act or the rules and regulations promulgated thereunder. To the extent that the Company, any Silver Lake Investor or any Employee Investor determines that it is obligated to make filings under Section 13 or Section 16 of the Exchange Act or the rules and regulations promulgated thereunder, each of the Employee Investors agrees to use reasonable efforts to cooperate with the Person that determines that it has such a filing obligation, including by promptly providing information reasonably required by such Person for any such filing.

ARTICLE VI

ADDITIONAL EMPLOYEE INVESTORS

Section 6.1. Additional Employee Investors. Additional parties may be added as to and be bound by and receive the benefits and be subject to the obligations provided by this Agreement as a Employee Investor upon the signing and delivery of a Joinder Agreement by such additional party and the acceptance thereof by the Company and, to the extent permitted by Section 7.7, amendments may be effected to this Agreement reflecting such rights and obligations of such Employee Investor as the Company and the Silver Lake Investors and such Employee Investor may agree.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Entire Agreement. This Agreement (together with the Management Investors Shareholders Agreement and the Sponsor Shareholders Agreement) constitutes the entire understanding and agreement between the parties and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. In the event of any inconsistency between this Agreement and any document executed or delivered to effect the purposes of this Agreement, including the bylaws (or equivalent organizational and governing documents) of any company, this Agreement shall govern as among the parties hereto.

Section 7.2. Specific Performance. The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that, in the event of breach by any party, damages would not be an adequate remedy and each of the other parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity. The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

Section 7.3. Governing Law. This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, except that Cayman Islands law shall apply in respect of any fiduciary duty or any mandatory provision of Cayman Islands corporate law.

Section 7.4. Submissions to Jurisdictions; WAIVERS OF JURY TRIALS.

(a) Each of the parties hereto hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to (i) this Agreement or any of the obligations arising under or relating to this Agreement may only be brought in the courts of the State of Delaware or in the United States District Court for the District of Delaware (collectively, the “Delaware Courts”), and (ii) any claim of breach by any director of the Company of any fiduciary duty may only be brought in the Grand Court of the Cayman Islands (the “Cayman Court”, and together with the Delaware Courts, as applicable, the “Chosen Courts”), and each of the parties hereto hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the Chosen Courts, as applicable. Each party hereby further irrevocably waives any claim that any Chosen Court lacks jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding (i) with respect to this Agreement or the transactions contemplated hereby brought in the Delaware Courts or (ii) with respect to any claim of breach by any director of the Company of any fiduciary duty brought in the Cayman Court, that any such court lacks jurisdiction over such party.

(b) Each party irrevocably consents to the service of process in any legal action or proceeding brought with respect to this Agreement or any of the obligations arising under or relating to this Agreement by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address for notices as provided in Section 7.12 of this Agreement, such service to become effective ten (10) days after such mailing. Each party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other documents contemplated hereby, that service of process was in any way invalid or ineffective. Subject to Section 7.4(c), the foregoing shall not limit the rights of any party to serve process in any other manner permitted by applicable law. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of Delaware or the Cayman Islands for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

(c) Each of the parties hereto hereby waives any right it may have under the laws of any jurisdiction to commence by publication any legal action or proceeding with respect to (i) this Agreement or any of the obligations under or relating to this Agreement or (ii) any claim of breach by any director of the Company of any fiduciary duty. To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably waives the objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding with respect to (i) this Agreement or any of the obligations arising under or relating to this Agreement in any of the Delaware Courts and (ii) arising under or relating to any claim of breach by any director of the Company of any fiduciary duty in the Cayman Court, and hereby further irrevocably waives and agrees not to plead or claim that any such Chosen Court is not a convenient forum for any such suit, action or proceeding, as applicable.

(d) The parties hereto agree that any judgment obtained by any party hereto or its successors or assigns in any action, suit or proceeding referred to above may, in the discretion of such party (or its successors or assigns), be enforced in any jurisdiction, to the extent permitted by applicable law.

(e) EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO (I) ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR (II) WITH RESPECT TO ANY CLAIM OF BREACH BY ANY DIRECTOR OF THE COMPANY OF ANY FIDUCIARY DUTY. EACH OF THE PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE

THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.4(e).

Section 7.5. Obligations. All obligations hereunder shall be satisfied in full without set-off, defense or counterclaim.

Section 7.6. Consents, Approvals and Actions.

(a) Subject to the terms of the Sponsor Shareholders Agreement, if any consent, approval or action of the Silver Lake Investors is required at any time pursuant to this Agreement, such consent, approval or action shall be deemed given if any of the Silver Lake Investors at such time provide such consent, approval or action in writing at such time.

(b) If any consent, approval or action of the Employee Investors is required at any time pursuant to this Agreement (including with respect to any amendments pursuant to Section 7.7), such consent, approval or action shall be deemed given if the holders of a majority of the outstanding the Transferable Shares held by the Employee Investors, taken together, at such time provide such consent, approval or action in writing at such time.

Section 7.7. Amendment and Waiver.

(a) Any amendment to this Agreement shall be in writing and shall require the written consent of (i) the Company, (ii) the Silver Lake Investors and (iii) if the amendment, by its terms, would be materially and disproportionally adverse to the Employee Investors as compared to the Silver Lake Investors, the Employee Investors. The immediately foregoing clause (iii) shall not apply with respect to (1) amendments in connection with the addition of other Employee Investors as parties to this Agreement (provided that such amendment does not expressly negate any specific right of the Employee Investors or a particular Employee Investor set forth in this Agreement), (2) amendments to reflect the addition of a new third-party holding Transferable Shares (other than an additional Management Holder as a party hereto), (3) subject to compliance with Section 3.5, amendments in connection with any Drag-Along Sale, (4) amendments that do not apply to Employee Investors or (6) amendments contemplated by Section 5.5.

(b) Notwithstanding the foregoing, any addition of an Employee Investor, a transferee of Transferable Shares or a recipient of any newly issued Transferable Shares, in each case, as a party hereto pursuant to Article VI shall not constitute an amendment hereto and the applicable Joinder Agreement need be signed only by the Company and such transferee or recipient.

(c) Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

Section 7.8. Assignment. Notwithstanding anything in this Agreement to the contrary, the Silver Lake Investors shall have the right to assign any or all of their rights under this Agreement to any Person or Persons to whom a Silver Lake Investor, as applicable, transfers

Securities. No Employee Investor may, directly or indirectly, assign or transfer (whether in connection with the transfer of Securities or otherwise) all or any part of its rights or obligations under this Agreement without the prior written consent of the Silver Lake Investors. Notwithstanding anything to the contrary set forth herein, a Employee Investor may assign its rights and corresponding obligations to any Person or Persons to whom such Employee Investor has transferred Securities in compliance with Article III; provided, however, that no transferee of transferred Securities pursuant to a transfer made pursuant to Rule 144 or in a registered public offering shall be subject to, or have any rights under, this Agreement. Any purported assignment of rights or obligations under this Agreement in derogation of this Section 7.8 shall be null and void.

Section 7.9. Binding Effect. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties’ successors and permitted assigns.

Section 7.10. Third Party Beneficiaries. Except for Section 5.2 and Section 7.13 (which will be for the benefit of the Persons set forth therein, and any such Person will have the rights provided for therein), this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto, and it does not create or establish any third party beneficiary hereto.

Section 7.11. Termination. This Agreement shall terminate only (i) by written consent of the Silver Lake Investors or (ii) upon the dissolution or liquidation of the Company.

Section 7.12. Notices. Any and all notices, designations, offers, acceptances or other communications provided for herein shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile, nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, which shall be addressed, (a) in the case of the Company, to its principal office, (b) in the case of any Employee Investor, to such party’s address or telecopy number of such Employee Investor set forth on the signature pages hereto or, if applicable, the Joinder Agreement of such Employee Investor, or (c) in the case of any Silver Lake Investor, to the following addresses or telecopy numbers:

c/o Silver Lake Partners

c/o Silver Lake Sumeru

2775 Sand Hill Road, Suite 100

Menlo Park, CA 94025

Fax No.: (650) 233-8125

Attention: Karen King

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, CA 94304

Fax No.: (650) 251-5002

Attention: Peter Malloy

Any and all notices, designations, offers, acceptances or other communications shall be conclusively deemed to have been given, delivered or received (i) in the case of personal delivery, on the day of actual delivery thereof, (ii) in the case of facsimile, on the day of transmittal thereof if given during the normal business hours of the recipient, and on the Business Day during which such normal business hours next occur if not given during such hours on any day, (iii) in the case of dispatch by nationally-recognized overnight courier, on the next Business Day following the disposition with such nationally-recognized overnight courier and (iv) in the case of mailing, on the third (3rd) Business Day after the posting thereof. By notice complying with the foregoing provisions of this Section 7.12, each party shall have the right to change its mailing address or telecopy number for the notices and communications to such party.

Section 7.13. No Third Party Liability. This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto; and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

Section 7.14. No Partnership. Nothing in this Agreement and no actions taken by the parties under this Agreement shall constitute a partnership, association or other co-operative entity between any of the parties or constitute any party the agent of any other party for any purpose.

Section 7.15. Aggregation. All Transferable Shares held or acquired by any Silver Lake Investor and its Affiliates or any Employee Investor and its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under and application of any limitations under this Agreement, and such shareholder and its Affiliates may apportion such rights as among themselves in any manner they deem appropriate. Notwithstanding the foregoing, all Transferable Shares held or acquired by the Shah Investors (as defined in the Sponsor Shareholders Agreement) and any of each such Shah Investor’s respective Affiliates, designated transferees or successors that hold Securities shall be aggregated together with the Transferable Shares held by and deemed to be owned by the SLS Investor, the SLS Co-Investor and any of their respective Affiliates, designated transferees or successors that hold Securities.

Section 7.16. Severability. If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects valid and enforceable.

Section 7.17. Counterparts. This Agreement may be executed in any number of counterparts (which delivery may be by electronic transmission), each of which shall be deemed an original, but all of which together shall constitute a single instrument.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned has executed this Employee Investors Shareholders Agreement or caused this Employee Investors Shareholders Agreement to be signed by its officer thereunto duly authorized as a deed as of the date first written above.

COMPANY:

SALEEN HOLDINGS, INC.		In the presence of:

By:	/s/ Kenneth Hao	/s/ Kathleen Blesius
	Name: Kenneth Hao	Signature of Witness
	Title: President	Name of Witness: Kathleen Blesius

[Signature Pages Follow]

[Employee Investors Shareholders Agreement]

SLP INVESTOR:

SILVER LAKE PARTNERS III CAYMAN
(AIV III), L.P.

By:	Silver Lake Technology Associates III
Cayman, L.P., its General Partner

By:	Silver Lake (Offshore) AIV GP III, Ltd.,
its General Partner
In the presence of:

By:	/s/ James A. Davidson	/s/ Debbie Jones-Ohel
	Name: James A. Davidson	Signature of Witness
	Title: Director	Name of Witness: Debbie Jones-Ohel

SLP CO-INVESTOR:

SILVER LAKE TECHNOLOGY INVESTORS
III CAYMAN, L.P.

By:	Silver Lake Technology Associates III
Cayman, L.P., its General Partner

By:	Silver Lake (Offshore) AIV GP III, Ltd.,
its General Partner
In the presence of:

By:	/s/ James A. Davidson	/s/ Debbie Jones-Ohel
	Name: James A. Davidson	Signature of Witness
	Title: Director	Name of Witness: Debbie Jones-Ohel

[Signature Pages Follow]

[Employee Investors Shareholders Agreement]

SLS INVESTOR:
SILVER LAKE SUMERU FUND CAYMAN, L.P.

By:	Silver Lake Technology Associates Sumeru
Cayman, L.P., its General Partner

By:	Silver Lake Technology Associates Sumeru
Cayman, L.P., its General Partner

By:	Silver Lake Technology Associates Sumeru
Cayman, L.P., its General Partner
In the presence of:

By:	/s/ Ajay B. Shah	/s/ Cynthia Reyes-Orosco
	Name: Ajay B. Shah	Signature of Witness
	Title: Director	Name of Witness: Cynthia Reyes-Orosco

SLS CO-INVESTOR:

SILVER LAKE TECHNOLOGY INVESTORS
SUMERU CAYMAN, L.P.

By:	Silver Lake Technology Associates Sumeru
Cayman, L.P., its General Partner

By:	Silver Lake Technology Associates Sumeru
Cayman, L.P., its General Partner

By:	Silver Lake Technology Associates Sumeru
Cayman, L.P, its General Partner
In the presence of:

By:	/s/ Ajay B. Shah	/s/ Cynthia Reyes-Orosco
	Name: Ajay B. Shah	Signature of Witness
	Title: Director	Name of Witness: Cynthia Reyes-Orosco

[Signature Pages Follow]

[Employee Investors Shareholders Agreement]

EXHIBIT A

FORM OF JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to that certain Employee Investors Shareholders Agreement of Saleen Holdings, Inc., a Cayman Islands exempted company, dated as of August 26, 2011 (as amended, supplemented or otherwise modified in accordance with the terms thereof, the “Employee Investors Shareholders Agreement”). Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to them in the Employee Investors Shareholders Agreement.

By executing and delivering this Joinder Agreement to the Employee Investors Shareholders Agreement, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Employee Investors Shareholders Agreement as a Employee Investor. In connection therewith, effective as of the date hereof, the undersigned hereby makes the representations and warranties contained in Section 2.1 of the Employee Investors Shareholders Agreement.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the          day of                ,        .

Signature of Employee Investor

Print Name of Employee Investor

Address of Employee Investor:

Telephone:
Facsimile:

AGREED AND ACCEPTED as of the day of , .

SALEEN HOLDINGS, INC.

By:
Name:
Title: